Filed Pursuant to Rule 424(b)(1)
Registration No. 333-101706

PROSPECTUS

225,000 SHARES
CLASS A COMMON STOCK

A selling shareholder (the “Selling Shareholder”) of Interep National Radio Sales, Inc. is offering shares of our Class A common stock by means of this prospectus, and the maximum number of shares that it may offer is stated on page 7 of this prospectus. The Selling Shareholder has acquired, or may acquire, the shares of common stock being offered by exercising a warrant issued by us to the Selling Shareholder. The Selling Shareholder may sell these shares at any time, but they are not required to sell any shares.

Our common stock is listed on the Nasdaq National Market under the symbol “IREP”. On December 17, 2002, the last reported sale price of our common stock on the National Market was $2.40 per share. The Selling Shareholder may offer shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. More detailed information about the distribution of the shares is found in the section of this prospectus entitled “Plan of Distribution.”

Investing in our Class A common stock involves risks.
See “Risk Factors” beginning on page 3.
	Per Share		Total
Public Offering Price	$2.40	(1)	$540,000
Underwriting Discount	N/A		N/A
Proceeds, before expenses, to Interep	$0.01	(2)	$2,250
Proceeds, before expenses, to Selling Shareholder	$2.39	(1)	$537,750

(1)	Estimated, based upon the last reported sales price of our Class A common stock on December 17, 2002.

(2)
All proceeds from the sale of Class A common stock covered by this prospectus will be for the benefit of the Selling Shareholder. Interep will only receive proceeds to the extent the Selling Shareholder exercises the warrant.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2002.

ABOUT THIS PROSPECTUS

Throughout this prospectus, when we refer to “Interep” or “the Company”, we refer collectively to Interep National Radio Sales, Inc. and all of our subsidiaries unless the context indicates otherwise or as otherwise noted.

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration, or continuous, offering process. Under this shelf process, the Selling Shareholder may from time to time sell shares of our Class A common stock covered by this prospectus in one or more offerings.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Interep’s Class A common stock is not being offered, nor are offers to buy being solicited, in jurisdictions where offers and sales are not permitted.

The information contained in this prospectus is accurate only as of the date of this prospectus on the front cover, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. You should not assume that the information contained in this prospectus is accurate as of any other date.

FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not statements of historical fact, but instead represent our belief about future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are based on many assumptions and involve known and unknown risks and uncertainties that are inherently uncertain and beyond our control. These risks and uncertainties may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements. Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should review the factors noted in “Risk Factors” for a discussion of some of the things that could cause actual results to differ from those expressed in our forward-looking statements.

ABOUT INTEREP

Interep is the largest independent national spot radio representation or “rep” firm in the United States. We are a New York corporation founded in 1953. Our principal executive offices are located at 100 Park Avenue, New York, New York 10017. Our telephone number is (212) 916-0700, and our Internet address is www.interep.com. Information contained in our website is not a part of this prospectus. Our Class A common stock trades on the Nasdaq National Market under the symbol “IREP”.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below before you decide to buy our Class A common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In that case, the market price of our Class A common stock could decline, and you could lose all or part of your investment.

Changes in the ownership of our radio station clients, in the demand for radio advertising, in our expenses, in the types of services offered by our competitors, and in general economic factors may adversely affect our ability to generate the same levels of revenue and operating results.

We believe that these factors have contributed to significant fluctuations in our revenues and operating results, and it is likely that these fluctuations will continue. Accordingly, Interep believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. Further, seasonality and fluctuations in contract termination revenue could cause our results of operations to fall below the expectations of stock market analysts and investors. The market price of our Class A common stock is likely to fall if we fail to meet those expectations.

Advertising tends to be seasonal in nature as advertisers typically spend less on radio advertising during the first calendar quarter.

Our business normally follows the pattern of advertising expenditures in general. It is seasonal to the extent that radio advertising spending increases during the fourth calendar quarter in connection with the Christmas season and tends to be weaker during the first calendar quarter. Radio advertising also generally increases during the second and third quarters due to holiday-related advertising, school vacations and back-to-school sales. Additionally, radio tends to experience increases in the amount of advertising revenues as a result of special events such as political election campaigns. Furthermore, the level of advertising revenues of radio stations, and therefore Interep’s level of revenues, is susceptible to prevailing general and local economic conditions and the corresponding increases or decreases in the budgets of advertisers, as well as market conditions and trends affecting advertising expenditures in specific industries.

The terrorist attacks that occurred in New York and Washington, D.C. on September 11, 2001, and the subsequent military actions taken by the United States and its allies in response, have caused significant uncertainty.

While the consequences of those events are uncertain, they could continue to have a material adverse effect on general economic conditions, consumer confidence, advertising and the media industry.

Termination of a representation contract will affect our results of operations.

When a representation contract is terminated, our results of operations will increase for the fiscal quarter in which the termination occurs due to the termination payments that are usually required to be paid to us, but will negatively affect our results in later quarters due to the loss of commission revenues. Hence, our results of operations on a quarterly basis are not predictable and are subject to significant fluctuations.

We depend heavily on certain key personnel.

Our success depends in part on the continued availability of our senior management team, particularly Ralph C. Guild, our Chief Executive Officer, and Marc G. Guild, the President of our Marketing Division. The loss of the services of Ralph Guild, Marc Guild or any of the other members of our senior management team could have an adverse effect on our relationship with some of our clients and on our business. Interep does not have employment agreements with any members of our senior management team except Ralph Guild and Marc Guild and an accounting services contract with Media Financial Services, Inc., a company owned by William J. McEntee, Jr., our Chief Financial Officer. The existence of these agreements does not guarantee their continued employment with us. Although Interep has entered into non-competition agreements with Ralph Guild and Marc Guild, there is no assurance that these agreements will be enforceable.

We rely on a limited number of clients for a significant portion of our revenues.

Due in part to the consolidation in the radio broadcast industry, Interep generates much of its revenues from a limited number of clients. For the year ended December 31, 2001, one broadcast group contributed approximately 28% of our revenues. No other client group contributed revenues in excess of 10% for 2001. We would lose a significant amount of revenues if a major client terminated its contract.

Interep has significant indebtedness.

Interep currently has $99 million of indebtedness outstanding under its 10% senior subordinated notes and $10 million of indebtedness outstanding under its senior secured credit facility. Our significant indebtedness could have a number of adverse consequences, including the following: we may be more vulnerable to general adverse economic and industry conditions; we may not be able to obtain additional financing when needed; we will have to dedicate a substantial portion of our cash flow from operations to payments of principal and interest, which will reduce the amount of cash available to fund working capital, capital expenditures or other general corporate purposes; and we may be less able to plan for, or react to, changes in its business and industry.

The documents governing the senior subordinated notes and the senior secured credit facility significantly limit our ability to engage in various activities. Among other things, we have only a limited ability to incur additional indebtedness that we may need to finance our working capital needs or to expand our operations. These documents also significantly restrict Interep’s ability to pay dividends to its shareowners. If Interep is unable to meet its debt service obligations or comply with the covenants contained in these documents, there would be a default. A default, if not waived, could result in acceleration of our repayment obligations, which would have an adverse effect on our business.

We may need additional financing for our future capital needs, which may not be available on favorable terms, if at all.

Interep may need additional financing if we decide to expand faster than planned to increase our pace of contract buyouts, respond to competitive pressures or decide to acquire complementary businesses or technologies. If Interep raises additional funds through the sale of equity or convertible debt securities, your percentage ownership will decrease. In addition, these transactions may dilute the value of the stock outstanding. Interep may have to issue securities with more favorable rights than its Class A common stock. We cannot assure you that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available on acceptable terms, we may not be able to fund our future needs. This would have a material adverse effect on our business and financial condition.

Competition could harm our business.

Generally, clients may terminate their representation, or “rep,” contracts with us by paying a buyout amount. As a result, Interep continually competes with other rep firms not only in acquiring new client stations, but also in preserving its existing clients. Interep’s only significant competitor in the radio representation business is Katz Media Group, Inc., a subsidiary of Clear Channel Communications, Inc., a major company that has significantly greater financial and other resources. However, Interep also faces potential competition from national radio networks, syndicators and other brokers of radio advertising. Interep’s Internet advertising business also faces competition from other Internet advertisers.

As a result of the Telecommunications Act of 1996, the radio industry has been consolidating. Because the change of ownership of a client station frequently results in a change of rep firm, the consolidation in the radio industry has increased the frequency of the termination of rep contracts. The loss of a significant number of clients as a result of industry consolidation could harm our business.

More generally, radio and Internet advertising must also compete for a share of advertisers’ total advertising budgets with other advertising media such as television, cable, print and outdoor advertising. Additionally, technological innovation may create other types of competition for radio stations and Internet companies and, as a consequence, for Interep. If advertisers do not perceive radio or the Internet as an effective advertising medium, they may shift a greater portion of their advertising budgets from radio to other media, which will aversely affect our business.

Future acquisitions and strategic investments could adversely affect our business and dilute the value of our outstanding Class A common stock.

Although Interep has no specific acquisition plans, we may decide to pursue acquisitions in the future. Risks associated with acquisitions and strategic investments include the diversion of management’s attention, the loss of key personnel and legal and tax liabilities. Acquisitions also may involve an increase in our indebtedness or new issuances of equity securities, which could dilute the value of the Class A common stock. Even if Interep identifies suitable acquisition candidates, we may fail to negotiate favorable terms or successfully integrate any proposed acquisition into our existing business operations, which could adversely affect the Company.

Our Internet business may suffer if the market for Internet advertising fails to develop or continues to weaken.

The success of our Internet advertising business will depend on the continued development of the Internet as an advertising medium. The Internet advertising market is relatively new and rapidly evolving. Demand and market acceptance for Internet advertising is still uncertain. Companies doing business on the Internet must compete with more traditional media for a share of advertisers’ total advertising budgets. Additionally, the Internet’s rapid pace of innovation and technological change may strain our resources or distract management’s attention. Even if the Internet is a successful advertising medium, Interep may not be able to manage its growth effectively or compete with larger, better known or more established Internet advertising companies. We cannot assure you that any revenues derived from Interep’s Internet operations will justify the cost of the business.

BUSINESS

Interep is the largest independent national spot radio representation or “rep” firm in the United States. We are the exclusive rep firm for over 2,000 radio stations nationwide, including radio stations owned by seven of the ten largest radio groups by revenue. Our market share in the ten largest U.S. radio markets (as defined by Arbitron) was an estimated 55% for 2001. We serve innovative radio station groups, while still meeting the needs of independent stations nationwide. We have grown to be a leader in radio by improving our clients’ advertising revenues, acquiring station representation contracts, creating and acquiring other rep firms and offering advertisers creative marketing solutions to achieve their goals. Today, our solutions include not only radio, but the Internet.

Our 21 offices across the country enable us to serve our radio station clients and advertisers in all 50 states. We provide national sales representation for clients whose diverse formats include country, rock, sports, Hispanic, classical, urban, news, talk, oldies, adult contemporary, jazz, contemporary hits and public radio. We have developed strong relationships with our clients and the agencies and buying services that purchase advertising.

Interep is an advertising sales and marketing company that is a preeminent leader in the radio industry. We believe we can extend our success in radio to other types of media that we integrate into our roster of marketing and sales services. We have already incorporated the Internet into our service offerings, and believe that Internet advertising presents growth opportunities similar to those present in the early days of radio advertising. Our intention is to enable our clients to exploit the strong overlap in demographic composition and usage patters between radio listeners and Internet users.

SELLING SHAREHOLDER

In November 2002, in connection with obtaining a $10 million senior secured credit facility, we issued a warrant to acquire 225,000 shares of our Class A common stock (the “Warrant”) to the Selling Shareholder named below. The shares of our Class A common stock registered for resale in the registration statement, of which this prospectus is a part, are the shares into which the Warrant is exercisable.

The table below sets forth information regarding ownership of our Class A common stock by the Selling Shareholder and the number of shares that may be sold by it under this prospectus. The number of shares set forth in the table as being held by the Selling Shareholder includes the number of shares of Class A common stock that are issuable on exercise of the Warrant as of the date of this prospectus, subject to anti-dilution adjustments contained in the Warrant. Because the Selling Shareholder may offer all or some portion of the Class A common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount of Class A common stock that will be held by the Selling Shareholder on termination of the offering. The Selling Shareholder may sell all, part, or none of the shares listed. The number of shares owned by the Selling Shareholder is determined by rules promulgated by the Securities and Exchange Commission for beneficial ownership and is not necessarily indicative of ownership for any other purpose.

The Selling Shareholder, who serves as collateral agent under the credit facility referred to above, has not held any position, office or other material relationship with us, other than as a security holder.

Name	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Class A Common Stock Offered Under This Prospectus(1)	Number of Shares of Class A Common Stock Beneficially Owned After Offering(2)	Percentage of Shares of Class A and Class B Common Stock Beneficially Owned After Offering
Guggenheim Investment Management, LLC	225,000	225,000	0	—

(1)	Represents 225,000 shares of Class A common stock issuable on the exercise of the Warrant.
(2)	Assumes all shares covered by this prospectus are sold by the Selling Shareholder, although the Selling Shareholder may sell all, part or none of the shares listed.

PLAN OF DISTRIBUTION

We are registering shares of our Class A common stock issuable on exercise of the Warrant to permit the resale of these shares of Class A common stock by the holder of the Warrant from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the shares of Class A common stock, although we will receive the exercise price to the extent the Warrant is exercised. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Shareholder may sell all or a portion of the Class A common stock beneficially owned by it and offered under this prospectus from time to time directly through one or more underwriters, broker-dealers or agents. If the Class A common stock is sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale, in the over-the-counter market, in transactions otherwise than on these exchanges or services or in the over-the-counter market, through the writing of options, whether such options are listed on an options exchange or otherwise, or through the settlement of short sales.

In connection with sales of the Class A common stock or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A common stock in the course of hedging in positions they assume. The Selling Shareholder may also sell shares of Class A common stock short and deliver shares of Class A common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The Selling Shareholder may also loan, pledge or otherwise transfer shares of Class A common stock to broker-dealers that in turn may sell such shares. If the Selling Shareholder effects such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The Selling Shareholder may pledge or grant a security interest in some or all of the shares of Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to the prospectus. The Selling Shareholder also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

The Selling Shareholder and any broker-dealer participating in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the

Securities Act of 1933, as amended (the “Securities Act”), and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A common stock is made, we will distribute a prospectus supplement, if required, which will set forth the aggregate amount of shares of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In addition, on our being notified that a donee or a pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the shares of Class A common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the Selling Shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We will pay all expenses of the registration of the shares of Class A common stock pursuant to the terms of the Warrant, estimated to be approximately $20,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the terms of the Warrant, or the Selling Shareholder will be entitled to contribution. We will be indemnified by the Selling Shareholder against liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder for use in this prospectus, in accordance with the terms of the Warrant, or we will be entitled to contribution. Our right to indemnification is capped at the net proceeds received by the Selling Shareholder.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Class A common stock by the Selling Shareholder in this offering, but we will receive the exercise price to the extent the Selling Shareholder exercises the Warrant. We plan to use any such proceeds for working capital.

DESCRIPTION OF THE WARRANT

The Warrant is immediately exercisable for 225,000 shares of our Class A common Stock at a strike price of $0.01 per share (subject to anti-dilution adjustment) and may be exercised in whole or in part from time to time until its expiration. The Warrant expires on the fifth anniversary of its date of issuance.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the Securities Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a website, www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. In addition, you may obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our Class A common stock is quoted on the Nasdaq National Market System. Our reports, proxy statements, informational statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock being offered pursuant to this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits. For further information with respect to us and the Class A common stock offered under this prospectus, please refer to the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus and incorporated filings. We have previously filed the following documents with the SEC (File No. 000-28395) and are incorporating them into this prospectus by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002.

•	Our Current Reports on Form 8-K, filed with the Commission on June 3, 2002, June 12, 2002, June 26, 2002, and July 3, 2002.

•
The description of the Class A common stock set forth in the Registration Statement on Form 8-A (Registration No. 000-28395), filed with the Commission on December 7, 1999, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus from the date of the filing of such documents.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a later document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide, without charge, a copy of any document incorporated by reference in this prospectus but which is not delivered with this prospectus to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the Corporate Secretary, Interep National Radio Sales, Inc., 100 Park Avenue, New York, New York 10017. Our telephone number is (212) 916-0700.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus has been passed upon by Salans, New York, New York.

EXPERTS

The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, as amended, have been so incorporated in reliance on the report of Arthur Andersen LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The SEC no longer accepts consents from Arthur Andersen to the incorporation by reference of their reports on audited financial statements. We are relying on Rule 437a under the Securities Act of 1933, however, to dispense with the requirement for obtaining Arthur Andersen’s consent.

You should be aware, however, that because Arthur Andersen has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.